Exhibit 10.6

THIRD AMENDED AND RESTATED TERMINAL SERVICES AGREEMENT

THIS THIRD AMENDED AND RESTATED TERMINAL SERVICES AGREEMENT (this “Agreement”) is entered into as of March 1, 2017 by and between Marathon Petroleum Company LP, a Delaware limited partnership with an address of 539 South Main Street, Findlay, Ohio 45840 (“MPC”), and MPLX Terminals LLC, a Delaware limited liability company with an address of 539 South Main Street, Findlay, Ohio 45840 (“Terminal Owner”).  Each of MPC and Terminal Owner shall be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, on the Effective Date, MPC and its Affiliates, through a series of distributions and contributions, contributed to Terminal Owner pursuant to the terms and conditions of that certain Contribution, Conveyance and Assumption Agreement by and among MPC, Terminal Owner and certain other parties signatory thereto (the “Contribution Agreement”):100% of the outstanding membership interests in Blanchard Terminal Company LLC, 35% of the outstanding membership interests in Guilford County Terminal Company, LLC, 50% of the outstanding membership interests in Johnston County Terminal, LLC, certain owned and leased property, both real and personal, tangible and intangible, and the rights and obligations associated therewith, each in connection with the business of owning and operating terminals for the receipt, storage, blending, additization, handling and redelivery of refined petroleum products (the “Terminal Assets”);

WHEREAS, concurrent with the contribution of the Terminal Assets to Terminal Owner, MPC and Terminal Owner memorialized the terms and conditions of the Parties’ commercial relationship related to the subject matter hereof in that certain Terminal Services Agreement on April 1, 2016, as first amended and restated on September 1, 2016 and second amended and restated on January 1, 2017 (the “Original TSA”); and

WHEREAS, pursuant to Section 14.7 of the Original TSA, MPC and Terminal Owner now desire to amend and restate the terms and conditions contained in the Original TSA.

NOW, THEREFORE, for and in consideration of the forgoing and mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MPC and Terminal Owner hereby amend and restate the Original TSA in its entirety as follows:

ARTICLE 1
DEFINITIONS
1.1    Definitions. Capitalized terms used herein shall have the definitions set forth on Schedule 1.1.
1.2    Interpretation. In this Agreement, unless the context clearly indicates otherwise: (a) words used in the singular include the plural, and words used in the plural include the singular; references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (b) any reference to any gender includes the other gender; (c) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (d) any reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (e) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (f) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time; (g) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”; (i) any references to Services to be provided by Terminal Owner to, or directed by, MPC hereunder shall be deemed to mean Services provided to or, as applicable, directed by “MPC and its designated Affiliates and customers”; (j) any references to MPC’s Products or the Products owned by MPC hereunder shall be deemed to mean the Products owned by “MPC or its designated Affiliates or customers”; and (k) the language of this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party.
ARTICLE 2
TERM
2.1    Term. This Agreement shall commence on the Effective Date and continue for an initial term ending on March 31, 2026 (the “Initial Term”). At MPC’s sole option, MPC may elect to extend the term of this Agreement for one consecutive 5-year term (a “Renewal Term”) by providing written notice of its election to Terminal Owner at least 365 days prior to the end of the Initial Term. The Initial Term and any Renewal Term shall be collectively referred to as the “Term”.
2.2    Removal of Products upon Termination.
(a)    Removal Process. MPC, at its own expense, shall make arrangements for the removal of its Products from the Terminals and Terminal Owner shall remove and redeliver MPC’s Products in accordance with MPC’s written instructions no later than the effective date of the termination or expiration of this Agreement as to any Terminal, provided that Terminal Owner may, in its sole discretion, agree in writing to extend the time for such removal (the “Removal Deadline”). MPC shall reimburse Terminal Owner for any expenses reasonably incurred by Terminal Owner in removing MPC’s Products from any Terminal, including any expenses reasonably incurred by Terminal Owner for cleaning, degassing or otherwise preparing the tanks and the removal, processing, transportation or disposal of all waste generated from the storage of MPC’s Products at such Terminal.
(b)    Failure to Remove. If by the Removal Deadline MPC’s Products have not been removed from any Terminal, except to the extent any delay in removal is caused by Terminal Owner, then in addition to any other rights Terminal Owner may have under this Agreement:

(i)    MPC shall remain obligated to perform all of the terms and conditions set forth in this Agreement as to the affected Terminal; and
(ii)    Terminal Owner shall have the right to take possession of such Products and sell them in public or private sales. In the event of such a sale, Terminal Owner shall withhold from the proceeds therefrom all amounts owed to it hereunder and all reasonable expenses of sale (including any expenses incurred by Terminal Owner for cleaning, degassing or otherwise preparing the tanks, the removal, processing, transportation or disposal of all waste generated from the storage of MPC’s Products, and reasonable attorneys’ fees and any amounts necessary to discharge any and all liens against the Products). The balance of the proceeds, if any, shall be remitted to MPC.
ARTICLE 3
SERVICES
3.1    Facilities and Services.
(a)    Terminal Facilities and Services. Terminal Owner will perform or cause to be performed terminal services for MPC, including the receipt, storage, transshipment, blending, additization, handling and redelivery of Products, as well as ethanol denaturing and other services as mutually agreed to by the Parties, pursuant to the applicable terms and conditions of this Agreement (the “Services”) at the facilities described on Schedule 3.1 (each listed facility being a “Terminal” and collectively the “Terminals”). Except as expressly set forth herein, Terminal Owner shall provide or cause to be provided the labor and supervision necessary to perform all Services, and Terminal Owner shall provide and maintain or cause to be provided or maintained the equipment necessary to perform the Services. All such Services performed by Terminal Owner shall be performed in a good and workmanlike manner consistent with good industry practice and in compliance with all Laws.
(b)    Marine Facilities and Services. Under Terminal Owner’s supervision, direction and control, Terminal Owner shall reserve for MPC, and permit MPC, relative to all other potential customers of Terminal Owner, exclusive access to the Terminals designated as marine docks on Schedule 3.1 (the “Marine Docks”). Terminal Owner shall provide or cause to be provided the labor and supervision necessary to perform all Services applicable to the Marine Docks, including tankerman services, and Terminal Owner shall provide and maintain or cause to be provided and maintained the equipment necessary to perform such Services. All such Services shall be performed in a good and workmanlike manner consistent with good industry practice and in compliance with all Laws. For the avoidance of doubt, Terminal Owner shall at all times maintain possession and control of the Marine Docks.
3.2    Receipt of Product by Terminal Owner. Delivery to Terminal Owner of Products for terminalling hereunder will vary by Terminal and shall be via pipeline, truck, rail, or marine vessel, as applicable.
3.3    Redelivery of Product by Terminal Owner. Redeliveries of MPC’s Products hereunder will vary by Terminal and shall be via pipeline, truck, rail, or marine vessel, as applicable. MPC shall direct Terminal Owner’s redelivery of MPC’s Products from the Terminals.

Terminal Owner shall segregate Products as directed by MPC and limit or cease delivery of Products to MPC’s customers as may be directed by MPC from time to time; provided that any terminal modifications, improvements or other projects required to segregate Products as directed by MPC shall be subject to Section 5.5.
3.4    Measurements.
(a)    Receipts from and Redeliveries into Pipelines. Measurement of quantities of Product delivered from or into pipelines shall be by the applicable pipeline’s meters. If a meter is not present at the applicable Terminal, measurement of quantities of Product delivered from or into pipelines shall be by tank gauges.
(b)    Receipts from and Redeliveries into Transport Trucks. Measurement of quantities of Product received from transport truck shall be determined by the applicable bill of lading. Measurement of quantities of Product delivered into transport trucks shall be by Terminal Owner’s loading rack meters.
(c)    Receipts from and Redeliveries into Rail. Measurement of quantities of Product received from rail shall be determined by PTD. Measurement of quantities of Product delivered into rail shall be determined by Terminal Owner’s loading rack meters. If a meter is not present at the applicable Terminal, measurement of quantities of Product delivered into rail shall be by tank gauges.
(d)    Receipts from and Redeliveries into Marine Vessels. Volumes of Product received or delivered hereunder from marine vessels shall be determined by gauging Terminal Owner’s shore tanks before and after each such receipt or delivery. MPC, at its option, may have a representative or independent inspector present to witness the gauging of Terminal Owner’s tanks and Terminal Owner shall provide reasonable advance notice to MPC of any such gauging. If MPC fails to have a representative or independent inspector present, the measurements taken by Terminal Owner’s representative shall be deemed correct.
(e)    Temperature Correction. All measurements of Product volumes hereunder shall be corrected to 60 degrees Fahrenheit in accordance with methods and procedures as specified in the American Petroleum Institute’s Manual of Petroleum Measurements Standards, Chapter 11 Physical Properties Data.
(f)    Meter Maintenance and Calibration. Terminal Owner shall maintain seals on its meters, and shall test and calibrate its meters or cause such to be done in accordance with methods and procedures specified in the National Institute of Standards and Technology Handbook 44 and in accordance with individual state weights and measurements requirements. Promptly following any such test, Terminal Owner shall restore or cause to be restored to a condition of accuracy any meter found to be inaccurate. Terminal Owner shall test and calibrate all thermal measurement devices as often as necessary, and promptly following any such test, shall restore or cause to be restored to a condition of accuracy any thermal measurement devices found to be out of acceptable tolerance. Upon request by MPC, Terminal Owner shall give notice to MPC of the next meter calibration for each request in order that MPC may have a representative present.
3.5    Additive Injection Services.

(a)    Additive Services. MPC may direct Terminal Owner to inject additives into Products as a part of the Services hereunder. Fees for additive injection-related Services performed at each Terminal are included in the per Gallon throughput fees set forth in Schedule 5.1.
(b)    Additive Equipment. MPC may request Terminal Owner to provide Services utilizing any additive equipment in service at the applicable Terminal as of the Effective Date. If MPC requests Services requiring additional equipment to inject gasoline or distillate additives at the applicable Terminal, such equipment shall be installed by Terminal Owner at MPC’s expense pursuant to Section 5.5(a). Terminal Owner shall own and maintain any such additional equipment.
(c)    Additive Blending. MPC shall be responsible for providing the additives, including, lubricity, conductivity, detergents, generic dyes and additives that it desires to be injected into the Products at the Terminal. Terminal Owner shall manage the inventory of MPC additives utilized hereunder at the Terminals; provided that, with respect to additives to be blended for MPC customers using non-MPC additives, Terminal Owner’s inventory management obligations for such additives shall be limited to providing monthly reports of such additive volumes. Terminal Owner shall inject additives into the Products as directed by MPC. MPC shall provide to Terminal Owner the appropriate treat rates for the proprietary additives. MPC shall update fuels registrations to include such additives to be used at any Terminal with the United States Environmental Protection Agency. Terminal Owner shall place sufficient additive into Products delivered to MPC so as to comply with applicable Laws and Product specifications. For any delivery of Products blended with additive, Terminal Owner shall provide a product transfer document (a “PTD”) stating that the gasoline contains additive in accordance with applicable Laws. In the event that Terminal Owner’s automatic equipment should break down such that additive is not automatically added to a load of gasoline for MPC, Terminal Owner shall, to the extent permitted by Law, use commercially reasonable efforts to manually additize the load so that the delivered Product receives enough additive to meet the lowest additive concentration as registered with the United States Environmental Protection Agency, or higher concentrations as directed by MPC. Terminal Owner shall keep accurate records of any such manual additization.
3.6    Blending Services.
(a)    Renewable Blending. MPC may direct Terminal Owner to blend ethanol, biodiesel, biomass-based diesel or renewable diesel with any Products as a part of the Services hereunder. Subject to Section 3.6(c), Terminal Owner shall provide or cause to be provided at each applicable Terminal blending services utilizing equipment including tanks, pumps, piping, and other equipment (the “Blending Equipment”) necessary to blend ethanol, biodiesel and renewable diesel into Products. MPC shall be responsible for providing all of the ethanol, biodiesel and renewable diesel that it desires to be blended with Products at a Terminal. Terminal Owner shall blend ethanol, biodiesel and renewable diesel into the Products as directed by MPC. Terminal Owner shall provide a PTD with information about the blending of ethanol, biodiesel, biomass-based diesel or renewable diesel as directed by MPC, in addition to language required by applicable Laws. Terminal Owner shall also provide services with respect to in-tank denaturing of ethanol as a part of the Services hereunder. Except for fees related to ethanol denaturing services which are separately set forth in Schedule 5.1, Fees for blending-related Services performed at each Terminal are included in the per Gallon throughput fees set forth in Schedule 5.1.

(b)    Butane Blending. MPC may direct Terminal Owner to blend butane into Products as a part of the Services hereunder. Subject to Section 3.6(c), Terminal Owner shall provide or cause to be provided at each applicable Terminal such Services utilizing the Blending Equipment necessary to blend butane into Products. MPC shall be responsible for providing all of the butane that it desires to be blended with Products at a Terminal. Terminal Owner shall blend butane into the Products as directed by MPC. Fees for butane blending-related Services performed at each Terminal are set forth in Schedule 5.1.
(c)    Blending Equipment. MPC may request Terminal Owner to provide Services utilizing any Blending Equipment in service at the applicable Terminal as of the Effective Date. If MPC requests Services requiring additional equipment to blend Products at the applicable Terminal, such equipment shall be installed by Terminal Owner at MPC’s expense pursuant to Section 5.5(a) subject to Terminal Owner’s consent, such consent not to be unreasonably withheld, conditioned or delayed. Terminal Owner will own and maintain any such additional equipment and such equipment shall be deemed “Blending Equipment” for purposes of this Agreement. Terminal Owner shall maintain and operate all Blending Equipment in accordance with customary industry standards, including all required reporting and record keeping required by Law.
3.7    Terminal Automation System and Reports. Terminal Owner shall utilize a terminal automation system (the “TAS”) to track Product receipts and deliveries for MPC and its customers as directed by MPC. Terminal Owner shall generate and provide to MPC daily stock, tank inventory, receipt, delivery, bulk transfer and additive reports at each end-of-day close of inventory. Terminal Owner shall also furnish a Monthly Terminal inventory report. MPC shall have the right, upon reasonable notice and during ordinary business hours, to audit the previous twelve months’ inventories of MPC and its customers’ Product in storage at the Terminals and the data supporting such inventories.
3.8    Hours of Operation. Except as otherwise set forth in this Agreement or on Schedule 3.1, Terminal Owner shall operate and maintain all of the Terminals on a continuous basis, 24 hours per day, 7 days per week and in accordance with the terms and provisions of this Agreement.
3.9    Planned and Unplanned Downtime. Terminal Owner shall notify MPC in writing 2 weeks or as soon as reasonably possible under the circumstances in advance of any 2-hour planned downtime and 3 weeks or as soon as reasonably possible under the circumstances in advance of any planned downtime expected to last 24 hours or more; provided that, notwithstanding the foregoing, Terminal Owner shall notify MPC as early as reasonably possible for any planned downtime expected to last for an extended duration. Terminal Owner shall notify MPC as soon as reasonably possible in the event of any unplanned downtime if the duration is expected to last 2 or more hours. Terminal Owner shall promptly notify MPC of any Terminal restart following planned or unplanned downtime.
3.10    Terminal Access. MPC shall cause all authorized carriers, including carriers authorized pursuant to a MPC Third Party Contract, to (a) maintain with Terminal Owner a fully executed terminal access agreement, the form of which shall be reasonably determined by Terminal Owner, (b) be in compliance with all insurance requirements set forth in such terminal access agreement prior to entering the facility, (c) observe and comply with Terminal Owner’s policies, rules and regulations governing truck loading and safety at the Terminal, and (d) ensure such carrier’s equipment meets all minimum requirements as specified by Terminal Owner from time to time with respect to loading Products at the applicable Terminal. Terminal Owner shall have the right to take reasonable action regarding non-compliance by any such carriers consistent with Terminal Owner’s policies, rules and regulations governing truck loading and safety or deficient equipment, including refusal to grant access to the applicable Terminal. Terminal Owner shall provide MPC with all applicable written policies, rules and regulations upon MPC’s written request.
3.11    Inspection and Vetting. MPC may review and inspect all (a) safety, storage, and containment procedures and facilities; (b) product quality-related programs, procedures and processes; and (c) health, environment, safety and security programs, procedures and processes, in each case of the foregoing (a), (b) and (c), at the Terminals, including the review of Terminal Owner’s insurance policies. If the Terminals are not in compliance with generally-accepted industrial standards, MPC’s then current vetting program or applicable Laws, and Terminal Owner fails to correct any deficiency identified by MPC to MPC’s satisfaction within 30 days of being notified of such deficiency, MPC may terminate this Agreement as to such non-compliant Terminal. MPC shall provide a copy of its then current vetting procedures to Terminal Owner upon Terminal Owner’s written request.
3.12    Public Use. This Agreement is made as an accommodation to MPC. In no event shall Services provided by Terminal Owner be deemed to be those of a public utility or a common carrier. If any action is taken or threatened by any Governmental Authority to declare the Services provided by Terminal Owner hereunder to be those of a public utility or a common carrier, in that event, at the option of the Terminal Owner and upon MPC’s receipt of Terminal Owner’s notice, Terminal Owner and MPC shall negotiate in good faith to restructure and restate this Agreement or, in the event the Parties are unable to reach an agreement following such good faith efforts, Terminal Owner may terminate this Agreement on the effective date of such action as to any affected Terminal or Services.
3.13    MPC Third Party Contracts. MPC may contract with third Persons for the provision of Services up to, but not exceeding, the Reserved Capacity (any such contract, a “MPC Third Party Contract”) and Terminal Owner shall provide such Services as directed by MPC.
3.14    Services at Newly Acquired Terminals. Terminal Owner and its Affiliates may not offer or enter into any agreement with any Person other than MPC with respect to Services in connection with any terminal that is subsequently acquired by Terminal Owner or its Affiliates without first offering to MPC the opportunity to procure such Services at such subsequently acquired terminal from Terminal Owner; provided, however, this Section 3.14 shall not apply to any offer made or agreement entered into or assumed as a part of and concurrently with the closing of such terminal acquisition. If MPC indicates its intent to exercise its rights pursuant to this Section 3.14 within 20 days of receipt of Terminal Owner’s written notice, the Parties shall modify Schedule 3.1 and Schedule 5.1 as appropriate to reflect any additional Terminals, new Reserved Capacity, new or modified Minimum Quarterly Terminal Volume Commitment and new or modified Fees. If MPC waives or fails to indicate its intent to exercise its rights pursuant to this Section 3.14 within 20 days of receipt of Terminal Owner’s written notice, Terminal Owner may, for the next 90 days, proceed with negotiations and enter into an agreement with any third Person with respect to the provision of Services in connection with such subsequently acquired terminal. If no such contract with a third Person is consummated during such 90 day period, the terms and conditions of this Section 3.14 shall again become effective as to procurement of Services at such subsequently acquired terminal.

ARTICLE 4
MINIMUM VOLUME COMMITMENTS
4.1    Quarterly Volume Commitment.
(a)    Commitment. During each Calendar Quarter, MPC shall tender the respective volumes of Products identified by Calendar Quarter for each Terminal in Schedule 3.1 (each a “Minimum Quarterly Terminal Volume Commitment”) for redelivery (including transshipments but excluding Transmix) at each Terminal.
(b)    Third Party Throughput Credit. If a third Person throughputs volumes pursuant to a MPC Third Party Contract at the Terminals during any Calendar Quarter, such volumes shall be applied to the applicable Minimum Quarterly Terminal Volume Commitment for each such Terminal.
4.2    Partial Period Proration. If this Agreement is terminated on any day other than the last day of a Calendar Quarter, then any calculation determined with respect to a Calendar Quarter will be prorated by a fraction, the numerator of which is the number of days in that part of the Calendar Quarter ending on the date of such termination and the denominator of which is the number of days in the Calendar Quarter. If this Agreement is terminated on any day other than March 31, then any calculation determined with respect to a full year (April 1 through March 31) will be prorated by a fraction, the numerator of which is the number of days in that part of the year ending on the date of such termination and the denominator of which is the number of days in such year.
4.3    Special Provisions Relating to Minimum Volume Commitments.
(a)    Force Majeure Events. At the conclusion of a Force Majeure event lasting longer than 7 days, the applicable Minimum Quarterly Terminal Volume Commitments at affected Terminals with respect to each Calendar Quarter in which the suspension due to the Force Majeure event remained in effect at such Terminals shall be ratably reduced to reflect such suspension; provided, however, that in the event of a Force Majeure event affecting MPC and not Terminal Owner (a “MPC Force Majeure”) such ratable reduction of the applicable Minimum Quarterly Terminal Volume Commitments shall be limited to the lesser of (i) the actual ratable reduction or (ii) a 5% reduction for the duration of such MPC Force Majeure.
(b)    Action by Governmental Authorities and Landowners. If Terminal Owner’s use of all or part of a Terminal for the provision of Services is restrained, enjoined, restricted or terminated by any Governmental Authority, any right of eminent domain or the owner of leased land (in each case, other than a Force Majeure event), Terminal Owner, upon being notified of such restraint, enjoinder, restriction or termination, shall notify MPC and the applicable Minimum Quarterly Terminal Volume Commitments shall be proportionately reduced to the extent that Terminal Owner’s use of the applicable Terminal is so restrained, enjoined, restricted or terminated.

(c)    Other Loss of Available Capacity. If, for any reason not otherwise covered pursuant to Section 4.3(a) or Section 4.3(b), the average daily capacity of a Terminal for any Service provided during a given Calendar Quarter is less than the applicable Minimum Quarterly Terminal Volume Commitments for such Calendar Quarter, or if the capacity of a Terminal for any Service is required to be allocated among third Persons with the result that the average daily capacity of the Terminal available for any Service during a given Calendar Quarter is less than the applicable Minimum Quarterly Terminal Volume Commitments for such Calendar Quarter, then such Minimum Quarterly Terminal Volume Commitments for the applicable Calendar Quarter shall be reduced to equal the average daily capacity available to MPC during such Calendar Quarter.
(d)    Prospective Volume Adjustment Opportunity.
(i)    Commencing with the fifth anniversary of the Effective Date and continuing every five years under the Term thereafter (each such date, an “Adjustment Opportunity Date”), Terminal Owner shall provide a statement to MPC, along with reasonable supporting documentation, showing (A) the Terminals or Terminal Complexes for which a Terminal Deficiency Payment was made during the previous five year period; (B) the average actual volumes of Products tendered for redelivery (including transshipments but excluding Transmix) at each such Terminal or Terminal Complex, as applicable, on a Calendar Quarter basis; and (C) a calculation showing the percentage decrease of the volumes calculated in Section 4.3(d)(i)(B) (“x”) versus the Minimum Quarterly Terminal Volume Commitments or Aggregate Committed Complex Volume, as applicable (“y”), such calculation being expressed mathematically as (x-y)/y.
(ii)    If the percentage reduction calculated for any such Terminal or Terminal Complex, as applicable, in Section 4.3(d)(i)(C) is equal to or greater than 25%, then MPC, at its option, may require Terminal Owner to negotiate in good faith, a reasonable reduction in the Minimum Quarterly Terminal Volume Commitments for such Terminals not to exceed the percentage reduction determined in Section 4.3(d)(i)(C); provided, however, that if MPC requires Terminal Owner to negotiate a volume adjustment pursuant to this Section, Terminal Owner may require MPC to negotiate in good faith (A) a reasonable reduction in the Reserved Capacity for such Terminals not to exceed the percentage difference determined in Section 4.3(d)(i)(C), and (B) a reasonable increase in the Minimum Quarterly Terminal Volume Commitments at Terminals where the average actual volumes of Products tendered for redelivery (including transshipments but excluding Transmix) at each such Terminal on a Calendar Quarter basis exceeds the Minimum Quarterly Terminal Volume Commitments by 25% or more for the same previous five year period.
(iii)    For the avoidance of doubt, (A) Terminal Owner shall have no right to seek the volume adjustment described in the proviso of Section 4.3(d)(ii) unless it first agrees with MPC to a reduction of the Minimum Quarterly Terminal Volume Commitment with respect to the applicable Adjustment Opportunity Date, and (B) any adjustment to a Minimum Quarterly Terminal Volume Commitment made pursuant to this Section shall be applied only prospectively from the Adjustment Opportunity Date and shall not be further adjusted (unless otherwise agreed to by the Parties pursuant to a valid amendment hereunder) until the next Adjustment Opportunity Date.

4.4    Reserved Capacity.

(a)    Reserved Capacity. At a minimum, the full throughput capacity at each Terminal (the “Reserved Capacity” of such Terminal) and the lanes, docks and shell capacities set forth on Schedule 3.1 supporting the Reserved Capacity at each Terminal (collectively, the “RC Assets”) as may be adjusted pursuant to this Agreement, shall be kept operational by Terminal Owner during the Term. Prior to making or allowing any reduction to the RC Assets for each Terminal set forth on Schedule 3.1, Terminal Owner shall meet with MPC, negotiate in good faith with respect to any reduction in Fees hereunder and obtain MPC’s written consent to such changes in Reserved Capacity.
(b)    Exclusivity. The Reserved Capacity shall be allocated to MPC and the Fees reflect MPC’s right hereunder to the exclusive use of such Reserved Capacity.
(c)    MPC Non-Participation in Terminal Projects. Notwithstanding anything to the contrary herein, if MPC declines participation in a Terminal Project which increases the throughput capacity at any Terminal and Terminal Owner elects to proceed with such Terminal Project without reimbursement from MPC pursuant to Section 5.5(a), such increased throughput capacity shall be excluded from the Reserved Capacity and Terminal Owner may enter into one or more agreements with third Persons in respect of such throughput capacity.
(d)    Terminal Owner Third Party Contracts. Terminal Owner shall not make any commitments to third Persons that would interfere with MPC’s ability to utilize the Reserved Capacity, except as otherwise permitted pursuant to this Agreement or consented to in advance by MPC, which consent may be conditioned or withheld in MPC’s sole discretion. If MPC provides such consent, Terminal Owner may enter into one or more agreements with third Persons in respect of utilization of such Terminal capacity (that, absent such consent, would otherwise be Reserved Capacity) and the Reserved Capacity shall be accordingly reduced at such Terminal and Schedule 3.1 shall be modified by the Parties accordingly.
ARTICLE 5
COMPENSATION AND PAYMENT
5.1    Fees. In consideration of the Reserved Capacity and the Services performed by Terminal Owner hereunder, MPC shall pay Terminal Owner the following fees (collectively, the “Fees”):
(a)    Base Throughput Fee. The base throughput fee for each corresponding Terminal set forth on Schedule 5.1 (each a “Base Throughput Fee”) shall apply to volumes of MPC’s Products (excluding Transmix) redelivered hereunder up to the Minimum Quarterly Terminal Volume Commitment. The Base Throughput Fee shall be charged on a per Gallon basis measured at the redelivery point and, except for the Marine Docks, butane blending, ethanol denaturing, and Unit Train Ethanol Receipts, is inclusive of all Services provided hereunder, including additization, renewable fuel blending and Transmix handling.
(b)    Excess Throughput Fee. For volume of MPC’s Products (excluding Transmix) redelivered hereunder in excess of the Minimum Quarterly Terminal Volume Commitment, the excess throughput fee for each corresponding Terminal set forth on Schedule 5.1 (each an “Excess Throughput Fee”) shall apply. The Excess Throughput Fee shall be charged on a per Gallon basis measured at the redelivery point and, except for the Marine Docks, butane blending, ethanol denaturing, and Unit Train Ethanol Receipts, is inclusive of all Services provided hereunder, including additization, renewable fuel blending and Transmix handling.
(c)    Marine Docks. With respect to the Marine Docks, the Fees shall also include a Monthly facility fee set forth on Schedule 5.1 for the exclusive suite of Services typically applicable to marine dock facilities and provided at the Marine Docks. Such facility fees for the Marine Docks shall be payable by MPC on a Monthly basis during the Term, regardless of the actual volumes of Products throughput by or on behalf of MPC at such Marine Docks.
(d)    Butane Blending. The fees for butane blending Services provided by Terminal Owner to MPC or its designated customers hereunder shall be calculated and charged as set forth on Schedule 5.1.
(e)    Ethanol Denaturing. The fees for ethanol denaturing Services provided by Terminal Owner hereunder shall be calculated and charged as set forth on Schedule 5.1.
(f)    Deficiency.
(i)    Quarterly Deficiency. If MPC fails to meet any of its Minimum Quarterly Terminal Volume Commitments during any Calendar Quarter, then MPC will pay Terminal Owner a deficiency payment (each, a “Terminal Deficiency Payment”) equal to the volume in Gallons of the Minimum Quarterly Terminal Volume Commitment deficiency multiplied by the applicable Base Throughput Fee for the affected Terminal; provided, however, that notwithstanding anything to the contrary herein including the fact that MPC failed to meet a Minimum Quarterly Terminal Volume Commitment for a particular Terminal during a Calendar Quarter, (A) MPC shall not be liable for payment of any Terminal Deficiency Payment if (1) such Terminal is included in a Terminal Complex; and (2) the applicable Aggregate Actual Complex Volume for the applicable Calendar Quarter meets or exceeds the Aggregate Committed Complex Volume for such Calendar Quarter; and (B) if, with respect to any Terminal Complex, the Aggregate Committed Complex Volume for such Calendar Quarter exceeds the Aggregate Actual Complex Volume for such Calendar Quarter, the Terminal Deficiency Payment for each Terminal included in such Terminal Complex which failed to meet its Minimum Quarterly Terminal Volume Commitment will be an amount equal to the product of: (1) the volume in Gallons of the Minimum Quarterly Terminal Volume Commitment deficiency for such Terminal divided by the sum of the differences between the volume in Gallons of the Minimum Quarterly Terminal Volume Commitment and the actual volume of Products in Gallons tendered for redelivery at each of the Terminals in such Terminal Complex that experienced a deficiency during such Calendar Quarter, (2) multiplied by the difference by which the Aggregate Committed Complex Volume for such Calendar Quarter exceeds the Aggregate Actual Complex Volume for such Calendar Quarter, and (3) multiplied by the applicable Base Throughput Fee for such Terminal.
(ii)    Quarterly True-Up. Promptly following each Calendar Quarter, Terminal Owner shall provide MPC a written statement showing the Quarterly Aggregate Volume Commitment versus the Actual Quarterly Aggregate Volume. If the Actual Quarterly Aggregate Volume exceeds the Quarterly Aggregate Volume Commitment, MPC shall not owe and shall be relieved from payment to Terminal Owner of any Terminal Deficiency Payments determined pursuant to Section 5.1(f)(i) for the applicable Calendar Quarter.

(iii)    Exclusive Remedy. Section 5.1(f) sets forth Terminal Owner’s sole and exclusive remedy for MPC’s failure to meet any of its Minimum Quarterly Terminal Volume Commitments or, if applicable, Aggregate Committed Complex Volumes, during any applicable Calendar Quarter.
(g)    Unit Train Ethanol Receipts. The fees for Services provided by Terminal Owner to MPC to support Unit Train Ethanol Receipts shall be calculated and charged as set forth on Schedule 5.1.
5.2    Taxes. The Fees are exclusive of any and all inspection fees, sales taxes, consumer excise taxes, or any other taxes of any Governmental Authority and other charges which may be levied, assessed or due upon the Services provided by Terminal Owner, except for taxes based on or measured by Terminal Owner’s income, gross receipts or net worth (collectively “Taxes”). MPC shall render payment of Taxes due and payable directly to the taxing Governmental Authority, unless such Taxes are collected and remitted to the taxing Governmental Authority by Terminal Owner, in which case, such Taxes shall be passed through to MPC, and identified as Taxes on the Monthly invoice. MPC shall provide any applicable tax exemption certificates to Terminal Owner for purposes of the collection and remittance of Taxes under this Agreement. Each Party is responsible for all Taxes in respect of its own real and personal property.
5.3    Adjustments. As of January 1, 2017, and as of January 1 of each year thereafter during the Term, Terminal Owner shall upwardly adjust each of the Fees (excluding fees for Unit Train Ethanol Receipts) annually by two percent (2%).
5.4    Invoices; Payment. Terminal Owner shall furnish MPC a Monthly invoice setting forth the total Fees and separately stating each of the Taxes payable with respect to Services performed hereunder during the preceding calendar Month and any other amounts due, including, as applicable, any quarterly Terminal Deficiency Payments. Any credits due MPC pursuant to Schedule 5.1, Section 7.1(c) or Section 7.2 and charges for VRU Gains pursuant to Section 7.3 shall also be reflected on the invoice for the month in which the applicable credit, losses or VRU Gains occurred. MPC shall pay such invoice within 10 days of the date of receipt thereof.
5.5    Terminal Projects.
(a)    Terminal Projects. With respect to any Terminal, (i) Terminal Owner may propose projects to MPC which expand, modify, debottleneck or otherwise enhance the capacity of the Terminal or ability of Terminal Owner to provide Services to MPC; and (ii) MPC may request Terminal Owner to complete projects, including tank switches or other reconfigurations of the Terminals on behalf of MPC (in each case of subparts (i) and (ii), a “Terminal Project”). Terminal Projects will be identified and agreed upon by both Parties prior to the conceptual or feasibility phase of such Terminal Project. If Terminal Owner and MPC agree to undertake a Terminal Project, MPC shall reimburse Terminal Owner upon completion or termination of such Terminal Project or, at Terminal Owner’s option, and if the Parties agree, any applicable Fees will be increased, or additional fees shall be added to Schedule 5.1, or an alternate mechanism shall be adopted to allow Terminal Owner to recover expenditures relating to the Terminal Project over time (each, a “Project Reimbursement Method.”) The terms agreed upon by the Parties with respect to the applicable Terminal Project and the Project Reimbursement Method shall be memorialized in an agreement known as the “Project and Services Recovery Agreement” and shall be signed by

Authorized Representatives of each Party. If a Terminal Project increases or reduces the RC Assets at a particular Terminal as shown on Schedule 3.1 of this Agreement, the Parties shall, at the written request of either Party, execute one or more amendments, including without limitation, Schedule 3.1 and Schedule 5.1 of this Agreement, to reflect said change.
(b)    Regulatory Projects. If, after the Effective Date, Terminal Owner incurs increased costs in operations or is required to make modifications to its Terminals in connection with new or amended Laws, such modifications known as “Regulatory Projects,” MPC shall reimburse Terminal Owner, in each case, for MPC’s proportionate share of such costs or, at Terminal Owner’s option, and if the Parties agree, the Parties will select a Project Reimbursement Method to allow Terminal Owner to recover such costs over time. The terms agreed upon by the Parties with respect to any Regulatory Projects and the Project Reimbursement Method associated therewith shall be memorialized in a Project and Services Recovery Agreement and shall be signed by Authorized Representatives of each Party. If Regulatory Projects completed pursuant to this Section 5.5(b) increase or reduce the RC Assets at a particular Terminal as shown on Schedule 3.1 of this Agreement, the Parties shall, at the written request of either Party, execute one or more amendments, including without limitation, Schedule 3.1 and Schedule 5.1 of this Agreement, to reflect said change.
5.6    Audit. Terminal Owner will retain its books and records related to the charges to MPC for Services provided hereunder for a period of at least 2 years from the date the Services are invoiced to MPC. MPC may audit such books and records at Terminal Owner’s offices where such books and records are stored upon not less than 21 days’ prior written notice. Any such audit will be at MPC’s sole expense and will take place during Terminal Owner’s business hours.
ARTICLE 6
TITLE AND CUSTODY
6.1    Title. Title to all Products delivered by MPC to Terminal Owner hereunder shall be and remain in the name of MPC and Terminal Owner acknowledges it has no title to or interest in said Products. Terminal Owner shall not create, incur or suffer to exist any pledge, security interest, lien, levy, or other encumbrance of or upon any such Products and will make all payments when due, the nonpayment of which might result in the imposition of such lien or levy on the Products; provided, however, that Terminal Owner shall not be required to make any payments on behalf of MPC. If any such lien or levy does attach to the Products, Terminal Owner shall promptly make all payments or, at its option, take such other action necessary or prudent in its discretion to obtain the release and discharge of same.
6.2    Custody.
(a)    Custody of Receipts. Custody of all Products received by Terminal Owner at the Terminal via (i) truck or rail shall pass to Terminal Owner when such Products pass the last permanent flange connection between the delivering truck’s or railcar’s unloading assembly and the receiving pipeline at the Terminal; (ii) a connecting pipeline shall pass to Terminal Owner when such Products pass the flange connection between the delivering pipeline and the intake manifold of the Terminal; and (iii) marine vessel shall pass to Terminal Owner as such Products pass the off-

loading arm flange connection between the marine vessel and the Terminal’s receiving hose, dock connection or pipeline.
(b)    Custody of Redeliveries. Custody of all Products redelivered to MPC or its customers from the Terminal via: (i) truck or rail shall pass back to MPC or its customer, as applicable, when such Products pass the connection between the Terminal’s loading arm and the receiving truck or railcar; (ii) a connecting pipeline shall pass back to MPC or its customer when such Products pass the discharge flange connection at the demarcation point between the discharge manifold of the Terminal and the receiving pipeline and (iii) marine vessel shall pass back to MPC or its customer when such Products pass the connection between the Terminal’s discharge hose, dock connection or pipeline and the marine vessel’s loading arm.
6.3    Tank Heels. A portion of MPC’s Product inventory at the Terminals shall be allocated to tank heels and not be available for delivery. The portion of MPC’s Product inventory allocated to tank heels shall be calculated on an annual basis for each Product at the Terminals separately for MPC and, if designated by MPC, MPC’s customers, according to the following formula: (the average minimum total available storage space at the Terminal for MPC and its designated customers divided by the Total Storage Space) multiplied by the Total Tank Heels. The tank heels for the Terminals shall be returned to MPC or its customers, as applicable, at the end of the Term and may be pulled by MPC or its customers, as applicable, at any time within 120 days of the end of the Term.
ARTICLE 7
PRODUCT LOSSES, GAINS AND DOWNGRADES
7.1    Ordinary Handling Losses.
(a)    Evaporation, Clingage, Shrinkage and Line Losses. Terminal Owner anticipates that in the normal course of its handling, storage and transport, as applicable, of MPC’s Products, there will be evaporation, clingage, shrinkage, and line losses (“Ordinary Handling Losses”). As such, MPC acknowledges that the quantity of Products it delivers to the Terminals may differ from the amount actually redelivered by Terminal Owner from the Terminals.
(b)    MPC Responsibility. MPC shall be responsible, and Terminal Owner may make adjustments, for such quantity differences to reflect Ordinary Handling Losses of MPC’s Products up to 0.25% of the total volume of MPC’s Products redelivered by Terminal Owner each Month.
(c)    Terminal Owner Responsibility. Subject to Section 7.2, Section 7.5 and MPC’s reasonable confirmation of Terminal Owner’s probable responsibility following a duly conducted investigation of the Ordinary Handling Losses, Terminal Owner shall be responsible for quantity differences to reflect Ordinary Handling Losses of MPC’s Products in excess of 0.25% of the volume of MPC’s Products redelivered by Terminal Owner across all of the Terminals each Month. Any such Ordinary Handling Losses shall be settled and reflected as a credit to MPC on the invoice for such Month in an amount equal to the Gallons of Ordinary Handling Losses in excess of 0.25% of the volume of MPC’s Products redelivered by Terminal Owner each Month multiplied by the appropriate market-based pricing formula set forth on Schedule 7.1 (each, a “Market Price

Formula”). This Section 7.1(c) sets forth MPC’s sole and exclusive remedy for Ordinary Handling Losses.
7.2    Extraordinary Losses and Downgrades. Excluding losses of Products which are Ordinary Handling Losses subject to Section 7.1, Terminal Owner shall be responsible for downgraded, damaged, lost, or destroyed Products (each, a “Product Incident”) that exceed one-hundred (100) barrels per Product Incident, but only to the extent such Product Incident is caused by the negligence, gross negligence or willful misconduct of Terminal Owner in the performance of its obligations under this Agreement (the “Extraordinary Losses”). Any such Extraordinary Losses shall be promptly self-reported in writing by Terminal Owner to MPC and thereafter settled and reflected as a credit to MPC on the invoice for such Month in an amount equal to, as applicable, (a) the decrease in value of the downgraded Product, or (b) the Gallons of Extraordinary Losses multiplied by the appropriate Market Price Formula for the Terminal in question as agreed to by the Parties. Terminal Owner shall account for the volume of Product downgraded or lost, and MPC’s inventory of Products and interface shall be appropriately adjusted. This Section 7.2 sets forth MPC’s sole and exclusive remedy for Extraordinary Losses.
7.3    Gains.
(a)    Vapor Recovery Unit Gains. Each Month, Terminal Owner shall calculate the Gallons of gains in MPC’s Products resulting from use of vapor recovery units at each Terminal in accordance with the formula set forth on Schedule 7.3(a) (the “VRU Gains”). MPC shall retain any such VRU Gains for each Month in its inventory; provided, that, Terminal Owner’s invoice to MPC for such Month shall include a charge for such VRU Gains in an amount equal to the Gallons of VRU Gains multiplied by the appropriate Market Price Formula for the Terminal in question as agreed to by the Parties.
(b)    Other Gains. Excluding VRU Gains, all gains of MPC’s Products by Terminal Owner each Month at a Terminal shall belong to MPC.
7.4    Loss and Gain Reconciliation. Terminal Owner shall reconcile the balance of MPC’s Product gains and losses, including VRU Gains, Ordinary Handling Losses and Extraordinary Losses, at the end of each Month and adjust MPC’s inventory based on such reconciliation. The Product gain or loss shall be prorated by the total volume MPC throughputs at each Terminal versus the total volume of Products throughput at such Terminal during such Month.
7.5    Transmix. Interface volume (“Transmix”) received shall be allocated among MPC and other customers receiving Products generating such Transmix in the same shipment or stored in commingled storage in proportion to each customer’s volume of Products in such shipment or storage. MPC shall remove its Transmix upon notice from Terminal Owner and shall be subject to additional Transmix handling fees upon its removal. If Transmix is not removed within 15 days after notification (such time period to be extended to the extent of any delay of hindrance by Terminal Owner, its agents or contractors for any reason), Terminal Owner shall have the right to sell such Transmix at market rates and return any proceeds to MPC, less applicable Transmix handling fees in effect at the time of such sale.

ARTICLE 8
PRODUCT QUALITY
8.1    Quality. MPC shall not deliver, or cause to be delivered, any Non-Conforming Product into storage in any Terminal. In the event the Parties disagree as to the existence or extent of a failure of Product received from or redelivered to MPC to meet Product specifications provided by the applicable connecting pipeline operator and the specifications for such Products as determined by applicable Law, samples shall be taken and referred to an independent inspection laboratory or MPC’s Research and Analytical Development laboratory, as is mutually agreeable to both Parties for analysis and any necessary investigation. The inspector’s fee for services rendered and all other expenses incurred by either Party in connection with such inspection and investigation shall be borne equally by Terminal Owner and MPC.
8.2    Environmental Fuels Requirements; Oversight Programs. The Parties shall establish an oversight program in compliance with applicable Laws which program, at a minimum, shall allow the applicable Party to satisfy an affirmative defense to presumptive liability under the RVP program, the gasoline sulfur program, the ultra-low sulfur diesel fuel program, the RFG program, or the gasoline-ethanol blend requirements for Products which are subject to such programs. Gasoline-ethanol blend oversight shall include regular checks to reconcile volumes of ethanol in inventory and regular checks of equipment for proper ethanol blend rates.  To the extent Terminal Owner provides Services involving RFG or RBOB, it shall conduct, or cause to be conducted, periodic sampling and testing of representative RFG or RBOB for oxygen, benzene, RVP (summer only) or volatile organic compound emission performance.  Each Party and its Affiliates shall be entitled to utilize any of the information obtained from such oversight program as if it were such Party’s own information.  To the extent Terminal Owner provides Services involving different levels of RVP Product during the summer RVP season, Terminal Owner shall maintain a program to ensure that a recipient of Product for a specified low RVP destination is locked out from access to non-conforming high RVP Product.  Non-destination specific loading cards shall not carry such Product restrictions.  To the extent Terminal Owner provides Services involving both RFG and conventional at a Terminal, Terminal Owner shall maintain a program to ensure that a recipient obtaining Product for a specified RFG destination shall be locked out from access to conventional gasoline.  Non-destination specific loading cards shall not have such product restrictions.  The Parties shall retain copies of all PTDs and all oversight program results as required by applicable Law. MPC shall be responsible for procuring, at its sole expense, any third-party (excluding, for the avoidance of doubt, MPC’s refining organization) sampling and testing services pursuant to this Section 8.2.
8.3    Non-Conforming Products. MPC shall be liable for all reasonable costs and losses of Terminal Owner in curing, removing, or recovering any Non-Conforming Products, except to the extent that such non-conformity is due to the negligence or willful misconduct of Terminal Owner (in which event, the provisions of Section 7.2 shall govern Terminal Owner’s liability with respect to such costs and losses). Terminal Owner, with the advance written consent of MPC (such consent not to be unreasonably withheld, conditioned or delayed), may attempt to blend the Non-Conforming Products, remove and dispose of the Non-Conforming Products or, if necessary, recover any Non-Conforming Products from Terminals and, except to the extent that such non-conformity is due to the negligence or willful misconduct of Terminal Owner, MPC shall reimburse Terminal Owner for all reasonable costs associated therewith. Except to the extent that a non-

conformity is due to the negligence or willful misconduct of Terminal Owner, if MPC’s Non-Conforming Products cause any contamination, dilution or other damages to Terminal Owner or to the Products of other customers of Terminal Owner, MPC agrees to indemnify, defend and hold Terminal Owner harmless from and against any Claims pursuant to the indemnity obligations and limitations set forth in Article 10. Notwithstanding anything to the contrary herein, any cure, removal or recovery of Non-Conforming Products shall be performed in conformance with Law.
ARTICLE 9
ENVIRONMENTAL
9.1    Environmental Pollution. MPC shall comply with all requirements of Law, and shall not subject Terminal Owner to any liability, obligations, claims, judgments, penalties, fines, costs or expenses, in either case arising out of or relating to air, surface or subsurface soil, or water pollution.
9.2    Spill Response. Except for breaches of MPC’s covenant set forth in Section 9.1, in the event of any Product spills or other environmental releases or discharges from a Terminal or arising from the operations of a Terminal, cleanup and any resulting liability for such spills or discharges shall be the sole responsibility of Terminal Owner. In the event of any Product spills or other environmental releases or discharges caused by MPC or its customer or carrier, Terminal Owner may, and MPC hereby authorizes Terminal Owner to, commence containment, clean-up and disposal operations as deemed appropriate or necessary by Terminal Owner or as required by any Governmental Authorities. The Parties shall cooperate for the purpose of obtaining reimbursement if a third Person is legally responsible for costs or expenses associated with any Product spills initially borne by Terminal Owner or MPC.
9.3    Emergency Notification. Both Parties shall undertake to notify the other as soon as reasonably practical, but in no event more than 24 hours, after becoming aware of any accident, spill or incident involving the other Party’s employees, agents, contractors, sub-contractors or their equipment, or MPC’s Products at a Terminal and to provide reasonable assistance in investigating the circumstances of the accident, spill or incident. Notices required by this Section 9.3 shall be delivered in person, by telephone or by email. When an accident, spill or incident involving MPC’s Products requires a report to be submitted to a Governmental Authority, this notification shall be made as soon as reasonably practical in compliance with applicable Law, and a copy of the required report shall be delivered to MPC.
9.4    Marine Vessel Vetting. MPC shall have procedures in place to ensure that all marine vessels accepted to call at any marine dock at a Terminal, including the Marine Docks, meet the minimum standards of safe operation established by Terminal Owner. Terminal Owner shall advise MPC of specific requirements applicable to each such Marine Dock.
ARTICLE 10
INDEMNITY
10.1    Indemnification by MPC. MPC will protect, defend, indemnify and hold Terminal Owner harmless from and against any and all claims, demands, causes of action,

liabilities, losses, reasonable attorneys’ fees or costs (collectively, the “Claims”) arising out of, resulting from, incident to, or in connection with (a) MPC’s breach of this Agreement; or (b) the acts or omissions of MPC or Terminal Owner, their respective employees, agents or subcontractors, or MPC’s third party authorized carriers or customers, except to the extent such Claims are caused by the negligent or intentional acts or omissions of Terminal Owner, its employees, agents or subcontractors.
10.2    Indemnification by Terminal Owner. Terminal Owner shall protect, defend, indemnify and hold MPC harmless from and against any and all Claims arising out of, resulting from, incident to, or in connection with (a) Terminal Owner’s breach of this Agreement; or (b) the negligent or intentional acts or omissions of Terminal Owner, its employees, agents or subcontractors.
10.3    Survival. Any indemnification granted in this Article 10 shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.
10.4    Consequential Damages. In no event will either Party be liable to the other Party for special, indirect, consequential (including loss of profits), or punitive damages resulting from or arising out of this Agreement, regardless of cause.
10.5    Limitation of Liability. Notwithstanding anything to the contrary herein, each Party shall be discharged from any and all liability with respect to Services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced with respect to such Services or Claims within 2 years after the applicable cause of action arises.
ARTICLE 11
INSURANCE.
11.1    Insurance. Insurance for MPC’s Products, if any, that may be desired by MPC shall be carried by MPC at MPC’s expense. Should MPC elect to carry insurance, then without prejudice to MPC’s rights to directly assert self-insured claims for losses, each policy of insurance shall be endorsed to provide a waiver of subrogation rights against Terminal Owner and its Affiliates to the extent of the liabilities and obligations assumed by MPC under this Agreement.
ARTICLE 12
FORCE MAJEURE
12.1    Force Majeure. As soon as possible upon the occurrence of a Force Majeure event, a Party affected by such Force Majeure event shall provide the other Party written notice of the occurrence of such Force Majeure event. Subject to Section 4.3(a), each Party’s obligations (other than an obligation to pay any amounts due to the other Party which shall not be suspended under this Section 12.1) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Terminal Owner from performing its obligations under this Agreement.

12.2    Obligation to Remedy Force Majeure Events. A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.
12.3    Strikes and Lockouts. The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.
12.4    Action in Emergencies. Terminal Owner may temporarily suspend performance of the Services to prevent injuries to Persons, damage to property or harm to the environment.
ARTICLE 13
TERMINATION; NON-EXCLUSIVE REMEDIES
13.1    Default; Right to Terminate.
(a)    Default. If either Party defaults in the prompt performance and observance of any of the terms and conditions of this Agreement, and if such default continues for 15 days or more after written notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within 30 days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon delivery of written notice to the defaulting Party.
(b)    Effect of Default. In the event of a default by MPC, the amounts accrued with respect to this Agreement shall, at the option of Terminal Owner, become immediately due and payable. In the event of default by Terminal Owner under this Agreement, MPC shall have the right, at its option, to terminate this Agreement, provided that MPC shall have paid Terminal Owner amounts that have accrued under the Agreement to the date of such termination.
13.2    Termination Following a Force Majeure Event. If a Force Majeure event prevents Terminal Owner or MPC from performing its respective obligations at one or more Terminals for a period of more than 12 consecutive Months, this Agreement as to the Terminals so affected may be terminated by either Party and any time after the expiration of such 12 Month period upon at least 30 days’ written notice to the other Party.
13.3    Non-Exclusive Remedies. Except as otherwise provided in this Agreement, the remedies of Terminal Owner and MPC provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Terminal Owner or MPC at law or in equity.

ARTICLE 14
MISCELLANEOUS
14.1    Notice. Except as otherwise indicated herein and until otherwise specified, notices and other communication to each Party shall be addressed as follows:
MPC:
Marathon Petroleum Company LP
539 South Main Street
Findlay, Ohio 45840
Attention: General Counsel

Terminal Owner:

MPLX Terminals LLC
539 South Main Street
Findlay, Ohio 45840
Attention: President

Any notice required or permitted hereunder shall be deemed given (a) 3 days after being deposited in the U.S. Mail as registered or certified mail, return receipt requested, postage prepaid, and (b) when received if delivered by recognized commercial courier or next business day delivery and addressed to the Party to whom the notice is being given at the address set forth above for such Party.
14.2    No Demise. Nothing in this Agreement shall be construed as creating a demise of the applicable Blending Equipment or Terminals to MPC or as vesting MPC with any control over the physical operation of the Blending Equipment or Terminals. The Blending Equipment, Terminals and personnel will operate under the control and direction of the Terminal Owner.
14.3    Confidentiality. The Parties understand and agree that the Minimum Quarterly Terminal Volume Commitments and Fees are confidential as between the Parties. Each Party agrees not to disclose such confidential information to any third Person. Each Party may disclose confidential information to its advisors, consultants or representatives (provided that such Persons agree to maintain the confidentiality thereof) or when compelled to do so by Law (but the disclosing Party must notify the other Party promptly of any such request for confidential information before disclosing it, if practicable, so that the other Party may seek a protective order or other appropriate remedy or waive compliance with this Section 14.2). In the event that the non-disclosing Party does not obtain a protective order or other remedy or does not waive compliance with this Section 14.2, the disclosing Party shall disclose only that portion of the confidential information to which the compelling Person or Governmental Authority is legally entitled.
14.4    Dispute Resolution. Any dispute between the Parties in connection with this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Schedule 14.4; provided that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and to avoid irreparable injury or to preserve the status quo ante.
14.5    Partnership Change in Control. Terminal Owner shall provide MPC with written notice of a Partnership Change in Control at least 60 days prior to the effective date thereof. Within 180 days following receipt of such notice, MPC may elect to terminate this Agreement, effective earlier than the effective date of such Partnership Change in Control.
14.6    Assignment. This Agreement shall be binding upon and shall inure to the benefit of Terminal Owner and MPC and their respective successors and permitted assigns; provided, however, that neither Party shall assign its rights or delegate its obligations under this Agreement, in whole or in part, without prior written consent of the other Party, except:
(a)    by MPC in connection with a sale by MPC or its Affiliates of one or more of its refineries associated with a Terminal, so long as the assignee (i) agrees to assume all of MPC’s obligations hereunder with respect to the associated Terminal; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Terminal Owner in its sole reasonable judgment;
(b)    by Terminal Owner in connection with a sale by Terminal Owner or its Affiliates of one or more Terminals, so long as the assignee (i) agrees to assume all of Terminal Owner’s obligations hereunder with respect to the divested Terminal; (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by MPC in its sole reasonable judgment; and (iii) is not a competitor of MPC; and
(c)    Terminal Owner may make collateral assignments of this Agreement to secure working capital or other financing.
If either MPC or Terminal Owner assigns its rights or delegates its obligations as permitted under this Agreement relating to a specific Terminal, then (i) the applicable Minimum Quarterly Terminal Volume Commitment shall be accordingly reduced or eliminated, and both Parties’ respective obligations shall continue with respect to the remaining Terminals and Minimum Quarterly Terminal Volume Commitments (as adjusted); (ii) the rights and obligations relating to the affected Terminal shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigning Party’s obligations relating to the affected Terminal. Any assignment that is not undertaken in accordance with the provisions set forth in this Section 14.6 shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
14.7    Amendments. This Agreement shall not be modified, in whole or in part, except by a written amendment signed by both Parties.
14.8    No Third Party Rights. Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person, including MPC customers, other than the Parties and their respective successors and permitted assigns.
14.9    Compliance with Laws. This Agreement shall be subject to, and the Parties shall comply with, all valid and applicable Laws, including environmental and product quality Laws applicable to fuels.

14.10    Waiver. No waiver by either Party of any default of the other Party shall operate as a waiver of any further or future default, whether of like or different character.
14.11    Governing Law. This Agreement, and any dispute arising hereunder, shall be governed by the Laws of the State of New York without regard to the conflict of laws provisions thereof to the extent such rules or principles would require or permit the application of the Laws of any other jurisdiction.
14.12    Terms Severable. Any invalid or unenforceable provision shall adjusted rather than severed, if possible, to achieve the intent of the Parties under this Agreement and, in any event, the balance of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.
14.13    Schedules. The Schedules identified in this Agreement are hereby incorporated into this Agreement and shall constitute a part of this Agreement. If there is any conflict between this Agreement and any Schedule, the provisions of the Schedule shall control.
14.14    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and no oral promises, agreement or warranties affecting it and no prior or subsequent agreement adding to, altering or waiving any term, condition or provision hereof shall be valid and enforceable unless in writing and similarly executed.
14.15    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.
14.16    Headings. Headings of sections of this Agreement are provided for reference purposes only, are in no manner intended to be a part of the terms of this Agreement and shall not affect the meaning or interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in duplicate as of the day and year first above written.

Marathon Petroleum Company LP
By:	MPC Investment LLC, its General Partner

By:	/s/ John S. Swearingen
John S. Swearingen
Senior Vice President, Transportation and Logistics

MPLX Terminals LLC

By:	/s/ Timothy J. Aydt
Timothy J. Aydt
President

Schedule 1.1 – Definitions
“Actual Quarterly Aggregate Volume” means the sum of the volumes of Products tendered by MPC for redelivery (including transshipments but excluding Transmix) at the Terminals during the applicable Calendar Quarter.
“Adjustment Opportunity Date” has the meaning set forth in Section 4.3(d).
“Affiliates” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the referenced Person.
“Agreement” has the meaning set forth in the Preamble.
“Aggregate Actual Complex Volume” means, with respect to any Terminal Complex, the sum of the volumes of Products tendered by MPC for redelivery (including transshipments but excluding Transmix) at the Terminals comprising such Terminal Complex during a Calendar Quarter.
“Aggregate Committed Complex Volume” means, with respect to any Terminal Complex, the sum of the Minimum Quarterly Terminal Volume Commitments for the Terminals comprising such Terminal Complex.
“Authorized Representative” means employees of either Party with the title of Director, or higher, unless otherwise delegated by a Director or Officer of the Party.
“Base Throughput Fee” has the meaning set forth in Section 5.1(a).
“Blending Equipment” has the meaning set forth in Section 3.6(a).
“Calendar Quarter” means a period of 3 consecutive Months beginning on the first day of each January, April, July and October.
“Claims” has the meaning set forth in Section 10.1.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Contribution Agreement” has the meaning set forth in the recitals.
“Effective Date” means April 1, 2016.
“Excess Throughput Fee” has the meaning set forth in Section 5.1(b).
“Extraordinary Losses” has the meaning set forth in Section 7.2.
“Fees” has the meaning set forth in Section 5.1.
“Force Majeure” means acts of God, strikes, lockouts, work stoppages or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, fires, arrests, and restraints of governments, rules and people, civil and criminal disturbances, explosions, breakage or accident to machinery or lines of pipe, the necessity for making emergency repairs to or alterations of machinery or lines of pipe, freezing of lines or pipe, partial or entire failure of production facilities or equipment, refineries, treating plants, processing plants, storage facilities, transportation facilities or separation facilities, Laws, curtailment of, or other inability to obtain equipment, supplies, materials or services or electric power used in making or receiving deliveries hereunder and other causes, whether of the kind enumerated or otherwise, not within the reasonable control of the Party claiming such suspension, all of which by the exercise of reasonable diligence such Party is or was unable to prevent or overcome; provided, however, that a planned outage, turnaround or suspension of operations at a MPC-owned refinery shall not constitute a “Force Majeure” hereunder.
“Gallon” means a volume of 231 cubic inches.
“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other political subdivision thereof, any court, commission or other governmental authority or any arbitral body, in each case, of competent jurisdiction.
“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes and ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the Effective Date or thereafter and, in each case, as amended.
“Marine Docks” has the meaning set forth in Section 3.1(b).
“Market Price Formula” has the meaning set forth in Section 7.1.
“Minimum Quarterly Terminal Volume Commitment” has the meaning set forth in Section 4.1(a).
“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first day thereof and running until, but not including, 0000 hours on the first day of the following calendar month, according to local time in Findlay, Ohio.
“MPC” has the meaning set forth in the Preamble.
“MPC Force Majeure” has the meaning set forth in Section 4.3(a).
“MPC Third Party Contract” has the meaning set forth in Section 3.13.
“Non-Conforming Product” means any Product that fails to meet: (i) the specifications established by the applicable connecting pipeline operator for pipeline transportation of such Product to or from the Terminal or (ii) the specifications established by applicable Law for such Product.
“Ordinary Handling Losses” has the meaning set forth in Section 7.1(a).

“Original TSA” has the meaning set forth in the Recitals.
“Partnership Change in Control” means (i) Marathon Petroleum Corporation ceases to Control the general partner of MPLX LP by virtue of any Affiliate of Marathon Petroleum Corporation being removed as the general partner of MPLX LP under the terms of the limited partnership agreement of MPLX LP and (ii) any spin-off, sale, dividend, distribution or other transfer (whether direct, indirect, by operation of law or otherwise) of all or substantially all of the refining business of Marathon Petroleum Corporation or any of its Affiliates; provided, however, that notwithstanding the foregoing, an initial public offering of any interest in MPLX GP LLC (or any interest in any Person into which interests of MPLX GP LLC are converted or exchanged) shall not constitute a Partnership Change in Control.
“Party” and “Parties” have the respective meanings set forth in the Preamble.
“Person” means an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.
“Product” means any of the commodities identified in Schedule 1.1(A).
“Product Incident” has the meaning set forth in Section 7.2.
“Project Reimbursement Method” has the meaning set forth in Section 5.5(a).
“Project and Services Recovery Agreement” has the meaning set forth in Section 5.5(a).
“PTD” has the meaning set forth in Section 3.5(c).
“Quarterly Aggregate Volume Commitment” means the sum of the Minimum Quarterly Terminal Volume Commitments at the Terminals during the applicable Calendar Quarter, adjusting, as appropriate, for any Terminals added or removed or Minimum Quarterly Terminal Volume Commitments modified, in each case, during such Calendar Quarter.
“RC Assets” has the meaning set forth in Section 4.4(a).
“Regulatory Project” has the meaning set forth in Section 5.5(b).
“Removal Deadline” has the meaning set forth in Section 2.2(a).
“Renewable Fuel Standard Program” has the meaning set forth in 40 CFR Part 80, Docket No. EPA-HQ-OAR-2015-0111.
“Reserved Capacity” has the meaning set forth in Section 4.4(a).
“Services” has the meaning set forth in Section 3.1(a).
“TAS” has the meaning set forth in Section 3.7.
“Taxes” has the meaning set forth in Section 5.2.

“Terminal” has the meaning set forth in Section 3.1(a).
“Terminal Assets” has the meaning set forth in the Recitals.
“Terminal Complex” means the Terminal groupings specified in Schedule 3.1.
“Terminal Deficiency Payment” has the meaning set forth in Section 5.1(f)(i).
“Terminal Owner” has the meaning set forth in the Preamble.
“Terminal Project” has the meaning set forth in Section 5.5(a).
“Total Storage Space” means the total safe fill capacity for each Product at a given Terminal.
“Total Tank Heels” means the total unavailable tank inventory for each Product at a given Terminal.
“Transmix” has the meaning set forth in Section 7.5.
“Unit Train” means a train, or set of railcars, delivering a single commodity.
“Unit Train Ethanol Receipts” means the volume (in Gallons) of ethanol shipped by Unit Train and received at the Selma (Buffalo) Terminal.
“VRU Gains” has the meaning set forth in Section 7.3(a).

Schedule 1.1(A) - Products

Blend-grade Gasoline
Regular Gasoline
Super-grade Gasoline
Ethanol
Gasoline Additives
No. 1 Distillate
No. 2 Distillate
Biodiesel
Distillate Additives
Distillate Dye
Transmix

Exclusively at Kenova/Catlettsburg Docks:
Asphalt
Heavy Oils
Other Chemicals
Other Feedstocks

Schedule 3.1 – Terminals and Minimum Quarterly Terminal Volume Commitments

Terminal Name	State	Region	Facility Type	Loading Hours	Gallons	RC Assets
						Lanes	Docks	Shell Capacity
Bay City	MI	MW	Pipeline	24/7	71,625,000	3		437,600
Bellevue	OH	MW	Pipeline	24/7	5,664,000	1		-
Belton	SC	SE	Pipeline	24/7	74,949,000	3		370,500
Birmingham	AL	SE	Pipeline	24/7	58,131,000	2		251,000
Brecksville	OH	MW	Pipeline	24/7	30,912,000	2		454,800
Canton	OH	MW	Refinery	24/7	159,134,000	6		48,500
Champaign	IL	MW	Pipeline	24/7	96,441,000	4		554,500
Charleston	WV	MW	Barge	24/7	36,360,000	2	1	165,700
Charlotte (East)	NC	SE	Pipeline	24/7	110,751,000	4		451,800
Charlotte (West)	NC	SE	Pipeline	24/7	41,871,000	2		152,700
Cincinnati	OH	MW	Barge	24/7	54,021,000	2	1	438700
Columbus (East & West)	OH	MW	Pipeline	24/7	197,481,000	4		749,700
Columbus (GA)	GA	SE	Pipeline	24/7	22,335,000	1		132,600
Covington	KY	MW	Barge	24/7	100,056,000	4	1	342,100
Detroit	MI	MW	Refinery	24/7	260,460,000	6		-
Doraville	GA	SE	Pipeline	24/7	52,626,000	2		217,100
Evansville	IN	MW	Barge	24/7	37,686,000	2	1	126,000
Flint	MI	MW	Pipeline	24/7	37,401,000	2		223,800
Ft. Lauderdale (Eisenhower)	FL	SE	Marine	24/7	112,170,000	4	1	559,900
Ft. Lauderdale (Spangler)	FL	SE	Marine	24/7	107,451,000	3	1	473,800
Garyville	LA	SE	Refinery	24/7	61,788,000	2		96,700
Greensboro (Guilford County)	NC	SE	Pipeline	24/7	43,170,000			241,900
Hammond	IN	MW	Pipeline	24/7	117,831,000	3		1,193,800
Heath	OH	MW	Pipeline	24/7	49,524,000	2		11,100
Huntington	IN	MW	Pipeline	24/7	35,220,000	2		187,000
Indianapolis	IN	MW	Pipeline	24/7	64,806,000	3		951,600
Jackson	MI	MW	Pipeline	24/7	21,828,000	2		263,700
Jacksonville	FL	SE	Marine	24/7	139,122,000	5	1	1,156,900
Kenova/Catlettsburg Docks	WV/KY	MW	Marine Docks	24/7	712,500,000		4	1,421,100
Knoxville	TN	SE	Pipeline	24/7	77,520,000	4		332,800
Lansing	MI	MW	Pipeline	24/7	59,682,000	3		174,700
Lexington	KY	MW	Pipeline	24/7	79,470,000	3		205,300
Lima	OH	MW	Pipeline	24/7	92,961,000	2		864,200
Louisville (Algonquin)	KY	MW	Barge	24/7	202,890,000	6	1	1,215,400
Louisville (Kramers)	KY	MW	Barge	24/7	115,401,000	4	1	558,300
Macon	GA	SE	Pipeline	24/7	79,296,000	3		309,700
Marietta	OH	MW	Barge	24/7	46,947,000	3	2	170,700
Midland	PA	MW	Barge	24/7	54,573,000	2	1	387,500
Montgomery	AL	SE	Pipeline	24/7	53,745,000	2		191,700
Mt. Prospect	IL	MW	Pipeline	24/7	53,487,000	3		387,600
Mt. Vernon	IN	MW	Barge	24/7	105,945,000	1	1	630,000
Muncie	IN	MW	Pipeline	24/7	42,747,000	2		243,800
Nashville (Bordeaux)	TN	SE	Pipeline	24/7	64,008,000	3	1	233,800
Nashville (Downtown)	TN	SE	Barge	24/7	44,289,000	2	1	250,800

Nashville (51st)	TN	SE	Pipeline	24/7	60,903,000	3		331,100
Niles	MI	MW	Pipeline	24/7	74,589,000	2		564,000
North Muskegon	MI	MW	Pipeline	24/7	113,175,000	5		440,200
Oregon	OH	MW	Pipeline	24/7	53,250,000	2		247,800
Paducah	KY	MW	Barge	24/7	30,654,000	2	1	218,400
Powder Springs	GA	SE	Pipeline	24/7	78,300,000	3		338,300
Robinson	IL	MW	Refinery	24/7	74,736,000	4		7,300
Rockford	IL	MW	Pipeline	24/7	48,678,000	3		326,000
Romulus	MI	MW	Pipeline	24/7	27,309,000	3		268,400
Selma (Buffalo)	NC	SE	Pipeline	24/7	123,750,000	3		454,200
Selma (Johnston County)	NC	SE	Pipeline	24/7	35,000,000			196,000
Selma (West Oak)	NC	SE	Pipeline	24/7	99,537,000	4		355,000
Speedway	IN	MW	Pipeline	24/7	124,647,000	5		526,300
Steubenville	OH	MW	Pipeline	24/7	16,599,000	2		111,400
Tampa	FL	SE	Marine	24/7	334,203,000	10	1	1,231,700
Viney Branch	KY	MW	Refinery	24/7	114,474,000	6		57,100
Youngstown	OH	MW	Pipeline	24/7	28,176,000	2		130,300

Terminal Complexes:

1.Brecksville and Canton
2.    Charlotte (West) and Charlotte (East)
3.    Cincinnati and Covington
4.    Evansville and Mt. Vernon
5.    Ft. Lauderdale (Spangler) and Ft. Lauderdale (Eisenhower)
6.    Indianapolis and Speedway
7.    Louisville (Kramers) and Louisville (Algonquin)
8.    Nashville (Bordeaux), Nashville (Downtown) and Nashville (51st)
9.    Selma (Buffalo), Selma (Johnston County) and Selma (West Oak)

Schedule 5.1 - Fees

Terminal Name	Base Throughput Fee	Excess Throughput Fee
Bay City	$.0154	$.0127
Bellevue	$.0125	$.0125
Belton	$.0136	$.0120
Birmingham	$.0141	$.0121
Brecksville	$.0312	$.0125
Canton	$.0125	$.0125
Champaign	$.0133	$.0125
Charleston	$.0216	$.0129
Charlotte (East)	$.0138	$.0123
Charlotte (West)	$.0173	$.0118
Cincinnati	$.0278	$.0129
Columbus (East & West)	$.0117	$.0117
Columbus (GA)	$.0257	$.0122
Covington	$.0156	$.0153
Detroit	$.0125	$.0125
Doraville	$.0185	$.0122
Evansville	$.0196	$.0131
Flint	$.0216	$.0126
Ft. Lauderdale (Eisenhower)	$.0168	$.0126
Ft. Lauderdale (Spangler)	$.0135	$.0135
Garyville	$.0132	$.0117
Greensboro (Friendship) – Guilford County	$.0120	$.0120

Hammond	$.0181	$.0118
Heath	$.0115	$.0115
Huntington	$.0182	$.0127
Indianapolis	$.0249	$.0127
Jackson	$.0372	$.0127
Jacksonville	$.0273	$.0131
Kenova/Catlettsburg Docks	$.0065	$.0065
Knoxville	$.0123	$.0119
Lansing	$.0141	$.0127
Lexington	$.0126	$.0123
Lima	$.0172	$.0115
Louisville (Algonquin)	$.0175	$.0120
Louisville (Kramers)	$.0149	$.0126
Macon	$.0133	$.0117
Marietta	$.0203	$.0129
Midland	$.0235	$.0113
Montgomery	$.0155	$.0121
Mt. Prospect	$.0218	$.0125
Mt. Vernon	$.0159	$.0110
Muncie	$.0160	$.0125
Nashville (Bordeaux)	$.0139	$.0121
Nashville (Downtown)	$.0197	$.0121
Nashville (51st)	$.0165	$.0121
Niles	$.0179	$.0124

North Muskegon	$.0127	$.0127
Oregon	$.0161	$.0125
Paducah	$.0255	$.0125
Powder Springs	$.0146	$.0122
Robinson	$.0131	$.0122
Rockford	$.0199	$.0123
Romulus	$.0349	$.0128
Selma (Buffalo)	$.0122	$.0122
Selma (JV) – Johnston County	$.0122	$.0122
Selma (West Oak)	$.0122	$.0122
Speedway	$.0127	$.0127
Steubenville	$.0301	$.0124
Tampa	$.0137	$.0127
Viney Branch	$.0126	$.0126
Youngstown	$.0218	$.0121

Marine Docks
Kenova/Catlettsburg Docks includes Kenova Light Product, and Catlettsburg Crude, Heavy Oil, and Light Oil Docks

Kenova/Catlettsburg Docks - $2,500,000 per month

Butane Blending

From and after September 1, 2016, Terminal Owner’s fee for performing the butane blending service shall be calculated as follows:

Ninety-five percent (95%) of the difference between the Daily Gasoline Value (defined below) and the Daily Butane Value (defined below). Expressed as a formula, the Butane Blending Service Fee is:

Butane Blending Service Fee = (DGV-DBV)* 95%

Bay City Butane Blending Service Fee = (DGV-DBV+CPP)* 95%

Definitions:

1.    Daily Gasoline Value (“DGV”): Expressed as a formula:
DGV = (GB)*(GPV+TF)

GB: number of gallons of butane blended on a given day at the terminal site.
GPV: daily gasoline posted value per gallon.
TF: the transportation fee for moving spot purchased gasoline to the terminal for the gasoline grade in which the butane is blended.

a.	The GPV is calculated by location as follows:

Location	Market	GPV Price Calculation
Bay City	Chicago	Daily posted Argus 85 CBOB and 91 PREM spot prices
Charlotte East	Gulf Coast	Daily posted Argus 85 CBOB and 93 PREM spot prices
Jacksonville	Gulf Coast	Daily posted Argus 85 CBOB and 93 PREM spot prices
Lansing	Chicago	Daily posted Argus 85 CBOB and 91 PREM spot prices
Nashville 51st	Gulf Coast	Daily posted Argus 85 CBOB and 93 PREM spot prices
Selma Buffalo	Gulf Coast	Daily posted Argus 85 CBOB and 93 PREM spot prices
Selma Oak	Gulf Coast	Daily posted Argus 85 CBOB and 93 PREM spot prices
Speedway	Chicago	Daily posted Argus 85 CBOB and 91 PREM spot prices
North Muskegon	Chicago	Daily posted Argus 85 CBOB and 91 PREM spot prices

b.
The TF is the avoided MPC cost of transporting one Gallon of gasoline (in the most cost effective method possible) to a terminal blending location, as verified and provided by MPC’s Supply Distribution & Planning - Light Products Project Analysis organization.

2.    Daily Butane Value (“DBV”): the daily agreed upon butane purchase price (“BPP”) from Sunoco Logistics (“SXL”), plus the total daily RIN value (DRV), multiplied by the daily total number of butane gallons blended (“GB”). Expressed as a formula:

DBV = (GB)*(BPP+DRV)

“DRV” will be determined by using the percentage of each type of RINs specified by the Renewable Fuel Standard Program updated annually or the most recent requirements and will be adjusted retroactively for any difference between the requirements at the time of the calculation and the requirements contained in a final rule establishing Renewable Volume Obligations for the year. OPIS daily posting for the respective RINs pricing will be used. In order to minimize the daily average RINs Cost, postings for prior years RINs will be used up to the maximum allowable percentage.

3.
Conditional Performance Payment (“CPP”): For each calendar month, a Conditional Performance Payment is paid by Sunoco Partners Marketing & Terminals L.P. (“SPMT”) to MPC for volumes blended at the Bay City terminal. The (“CPP”) is calculated as the greater of (1) the volume of gallons blended (“GB”) at Bay City in such month multiplied by fifty percent multiplied by the following value: (A) the daily average of the high and low assessments of Argus posted Chicago Cycle 1 gasoline price (85 CBOB or 91 PREM) minus (B) the daily average of the high and low assessments of the OPIS posted Mt. Belvieu TET normal butane price minus (C) $0.60 per gallon; and (2) $0.

Fee calculations pursuant to this Schedule 5.1 for butane blending services completed prior to September 1, 2016 shall not be affected by changes in the foregoing formulas.

Ethanol Denaturing

$0.02 per Gallon of undenatured ethanol.

Unit Train Ethanol Receipts

Beginning on January 15, 2017 and continuing thereafter for so long as the Master Terminal Services Agreement by and between MPC and ECO Energy Distribution Services, LLC dated October 19, 2015 (the “ECO Agreement”) has not terminated, been cancelled or otherwise expired pursuant to its terms or agreement of the parties thereto, each of the following shall apply:

1.    MPC shall pay Terminal Owner $0.0135 per Gallon for Unit Train Ethanol Receipts; provided that the invoice for the month ending March 31 of each year (or upon termination of the ECO Agreement, prorated according to the time of such termination) shall include an additional fee of $0.0135 per Gallon of Unit Train Ethanol Receipts that are less than 111,360,000 Gallons for the 12-month period ending on March 31 of the same year (prorated for the time period between January 15, 2017 through March 31, 2017. The $0.0135 per Gallon fee set forth in this Section shall be adjusted at the time of and in an amount equal to any adjustment to the Throughput Fees (as defined in the ECO Agreement) pursuant to Section 6.1(b) of the ECO Agreement, as may be amended from time to time.

2.     At the end of each Calendar Quarter, Terminal Owner shall credit MPC on the monthly invoice (or upon termination of the ECO Agreement, prorated according to the time of such termination) an amount equal to the sum of (a) the Base Throughput Fee for Selma (Buffalo) set forth in Schedule 5.1 (as adjusted) multiplied by the volume (in Gallons) of ethanol redelivered by truck from the Selma (Buffalo) Terminal to the Selma (West Oak) or Selma (JV) – Johnston County Terminals during such Calendar Quarter; and (b) the Base Throughput Fee for Selma (Buffalo) set forth in Schedule 5.1 (as adjusted) multiplied by the volume (in Gallons) of ethanol redelivered per MPC’s direction from the Selma (Buffalo) Terminal into trucks for ECO during such Calendar Quarter.

Schedule 7.1 – Market Price Formula

Each terminal location is assigned to the CHICAGO (Midwest) or US GULF COAST (Southeast) region based on Schedule 3.1.

Ordinary Handling Losses in excess of 0.25% will be valued via pricing gasoline and distillate proration between OPIS 87 CBOB and OPIS Ultra-low sulfur diesel, considering CHICAGO/US GULF COAST markets to determine one weighted average price for the given month.

Extraordinary Losses will be valued based on individual incident. The OPIS price for commodity or commodities involved in the incident will be used, considering CHICAGO/US GULF COAST pricing based on the Terminal Location Assignment. If the incident involves Transmix, valuation should be based on the lower of the OPIS 87 CBOB or Ultra-low sulfur diesel value less $0.10/gallon, considering CHICAGO/US GULF COAST pricing based on the Terminal location.

VRU Gains will be valued using the OPIS 87 CBOB price for given market based on the Terminal location.

Schedule 7.3(a) – VRU Gains

VRU Gains for truck rack throughput at Terminals equipped with TAS shall be calculated via logic in the TAS for any Products with a default product group of “Gasolines.” The TAS shall be programmed to calculate the VRU Gains by multiplying the applicable “Gasolines” throughput volumes at such Terminal by a factor of 1.5 and dividing the resulting product by 1,000. Calculations made prior to January 1, 2017 pursuant to this Schedule 7.3(a) shall not be affected by the change in the foregoing factor.

At Terminals that are not equipped to calculate the VRU Gains via TAS at the rack or via other modalities, including barge loading facilities, Terminal Owner shall calculate the VRU Gains by multiplying the applicable actual gasoline throughputs at such Terminal for the applicable Calendar Month by a factor of 1.5 and dividing the resulting product by 1,000. Calculations made prior to January 1, 2017 pursuant to this Schedule 7.3(a) shall not be affected by the change in the foregoing factor.

The factor used in calculating the VRU Gains is subject to unilateral adjustment, at Terminal Owner’s option, provided that the VRU data reviewed annually supports said adjustment. Further, Terminal Owner may elect, at its option, to utilize factors based on terminal location rather than a general factor applied to all terminal locations. If Terminal Owner elects to determine VRU Gains utilizing terminal-specific factors, then Terminal Owner and MPC shall execute an amendment to this Agreement that provides a list of terminal locations and their respective factors. In either case, Terminal Owner shall provide MPC with all documentation supporting any factor adjustments. If MPC believes that the documentation does not support a factor adjustment, MPC shall provide written notice to Terminal Owner within 30 calendar days, and the Parties shall negotiate a mutually agreeable factor. Calculations made prior to any such unilateral adjustment pursuant to this Schedule 7.3(a) shall not be affected by any such adjustment in the foregoing factor; such adjustments to be prospectively applied unless otherwise agreed by the Parties.

Schedule 14.4 – Dispute Resolution Procedures

Any controversy, dispute or claim arising out of or relating to this Agreement (a “Dispute”) shall be resolved in accordance with the following:
1.    Mediation. If a Dispute cannot be settled by direct negotiations within sixty (60) days following delivery of a notice of such Dispute, any Party may initiate mandatory, non-binding mediation hereunder by giving the other Party a notice of mediation (a “Mediation Notice”). The mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio, unless otherwise agreed to by the Parties. All costs and expenses of the mediator shall be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this Section 1. Each Party shall be represented by one or more senior representatives who shall have authority to resolve any Disputes. If such Dispute has not been resolved within thirty (30) days after delivery of the Mediation Notice, then either Party may pursue litigation in accordance with Section 2.
2.    Litigation.
(a)    If the Dispute cannot be resolved pursuant to mediation in accordance with Section 1, either Party may bring an action or proceeding in respect of such Dispute, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Ohio in which event, each Party (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 14.1 of the Agreement. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Ohio for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.
(b)    EACH PARTY ACKNOWLEDGES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(b).